PRESS  RELEASE

Company Contacts		IR Agency Contact
Guy Avidan, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 guy.avidan@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Erik Knettel, Grayling Tel: +1-646-284-9415 erik.knettel@grayling.com

AudioCodes Files Shelf Registration Statement

Lod, Israel – February 15, 2011 – AudioCodes Ltd. (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies and Voice Network products, announced today that it has filed a universal shelf registration statement on Form F-3 with the Securities and Exchange Commission (SEC).  Upon being declared effective by the Securities and Exchange Commission, the shelf registration statement will allow AudioCodes to sell, from time to time, up to $150 million of ordinary shares, warrants and debt securities, either separately or in units, in one or more offerings.  The shelf registration statement also provides for the sale by certain selling shareholders of up to 3,000,000 ordinary shares solely in connection with any future offering by AudioCodes. The terms of any offering, including the amount and type of securities involved, and the use of proceeds of the sale of any such securities by AudioCodes, will be determined at the time of offering and described in a prospectus supplement filed with the SEC at such time.

The shelf registration statement is designed to permit AudioCodes, subject to market conditions and its capital needs, to access the capital markets periodically in the future in order to support its anticipated growth.  If any securities are sold, AudioCodes currently intends to use the proceeds from any such sales for general corporate purposes, including repaying debt, capital expenditures, acquisitions, funding product development and other operating expenses.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.  This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale or resale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer of these securities will be made solely by means of the prospectus included in the registration statement and the accompanying prospectus supplement issued with respect to such offering.

AudioCodes Files Shelf Registration Statement	Page 1 of 2

About AudioCodes
AudioCodes Ltd. (NasdaqGS: AUDC) designs, develops and sells advanced Voice over IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader focused on converged VoIP & data communications and its products are deployed globally in Broadband, Mobile, Cable, and Enterprise networks. The company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Gateways, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers and Value Added Applications.  AudioCodes’ underlying technology, VoIPerfectHD™, relies on AudioCodes’ leadership in DSP, voice coding and voice processing technologies. AudioCodes High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the integration of acquired companies’ products and operations into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2011 AudioCodes Ltd. All rights reserved. AudioCodes, AC, AudioCoded, Ardito, CTI2, CTI², CTI Squared, HD VoIP, HD VoIP Sounds Better, InTouch, IPmedia, Mediant, MediaPack, NetCoder, Netrake, Nuera, Open Solutions Network, OSN, Stretto, TrunkPack, VMAS, VoicePacketizer, VoIPerfect, VoIPerfectHD, What’s Inside Matters, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

AudioCodes Files Shelf Registration Statement	Page 2 of 2